Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES FIRST QUARTER FISCAL 2019 RESULTS

Net Sales Increased 12.9%

Comparable Sales Increased 7.0%

Diluted EPS Increased 20.7% to $3.26, Including a $0.18 Tax Rate Benefit

Bolingbrook, IL – May 30, 2019 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the first quarter ended May 4, 2019.

“The Ulta Beauty team delivered a strong start to the year with solid first quarter sales and earnings performance,” said Mary Dillon, Chief Executive Officer. “These results reflect a healthy balance of traffic and ticket growth, and double digit comparable sales growth in mass cosmetics, skin care and fragrance, tempered by continued mixed performance in prestige cosmetics. We are driving operational excellence across the enterprise, while investing in growth initiatives to fuel the long-term success of Ulta Beauty. We are excited to announce our decision to expand internationally and establish Ulta Beauty as a successful global brand. Our first step in becoming a global beauty retailer will be to prepare to launch operations in Canada.”

For the First Quarter of Fiscal 2019

•	Net sales increased 12.9% to $1,743.0 million compared to $1,543.7 million in the first quarter of fiscal 2018;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 7.0% compared to an increase of 8.1% in the first quarter of fiscal 2018. The 7.0%  comparable sales increase was driven by 4.3% transaction growth and 2.7% growth in average ticket;

•

Gross profit as a percentage of net sales increased 70 basis points to 37.0% compared to 36.3% in the first quarter of fiscal 2018, primarily due to improvement in merchandise margins driven by our marketing and merchandising strategies and leverage in fixed store costs, partially offset by investments in our salon services and supply chain operations;

•

Selling, general and administrative expenses as a percentage of net sales increased 70 basis points to 23.1% compared to 22.4% in the first quarter of fiscal 2018, due to deleverage in corporate overhead related to investments in growth initiatives and store labor, partially offset by improvement in variable store and marketing expense attributed to cost efficiencies and higher sales volume;

•

Pre-opening expenses decreased to $4.2 million compared to $5.2 million in the first quarter of fiscal 2018. Real estate activity in the first quarter of fiscal 2019 included 22 new stores and one remodeled store, compared to 34 new stores and two remodeled stores in the first quarter of fiscal 2018;

•	Operating income increased 13.2% to $237.5 million, or 13.6% of net sales, compared to $209.8 million, or 13.6% of net sales, in the first quarter of fiscal 2018;
•	Tax rate decreased to 19.8% compared to 22.1% in the first quarter of fiscal 2018. The lower effective tax rate is primarily due to income tax accounting for share-based compensation;
•	Net income increased 16.9% to $192.2 million compared to $164.4 million in the first quarter of fiscal 2018; and
•

Diluted earnings per share increased 20.7% to $3.26, which included a $0.18 benefit due to income tax accounting for share-based compensation,  compared to $2.70 in the first quarter of fiscal 2018, which included a $0.07 benefit due to income tax accounting for share-based compensation.

Balance Sheet

Merchandise inventories, net at the end of first quarter of fiscal 2019 totaled $1,250.0 million compared to $1,136.8 million at the end of the first quarter of fiscal 2018, representing an increase of $113.2 million. The increase in total inventory was driven by 89 net new stores and the opening of the Company’s distribution center in Fresno, California, partially offset by inventory productivity benefits from supply chain investments in new systems and merchandise planning tools. Average inventory per store increased 1.8% compared to the first quarter of fiscal 2018.

The Company ended the first quarter of fiscal 2019 with $521.8 million in cash and cash equivalents and short-term investments.

Recent Accounting Pronouncement – Leases

On February 3, 2019, the Company adopted Accounting Standards Codification (ASC) 842 using the modified retrospective approach. The new standard requires leases to be recorded on the balance sheet as lease liabilities with corresponding right-of-use assets. Upon adoption, the Company recognized and measured leases without revising comparative period information or disclosures. The adoption of ASC 842, resulted in the recording of operating lease assets and liabilities of $1.46 billion and $1.84 billion, respectively, as of February 3, 2019. As part of the adoption, the Company recorded an adjustment to retained earnings of $2.4 million.

Share Repurchase Program

During the first quarter fiscal 2019, the Company repurchased 318,431 shares of its common stock at a cost of $107.4 million. As of May 4, 2019, $788.2 million remained available under the $875.0 million share repurchase program announced in March 2019.

Store Expansion

During the first quarter of fiscal 2019, the Company opened 22 stores located in Birmingham, AL; California, MD; Christiansburg, VA; Dalton, GA; Foley, AL; Grand Prairie, TX; Hanover, MD; Huntsville, AL; Kennett Square, PA; Laguna Niguel, CA; Lake Elsinore, CA; Livermore, CA; Lompoc, CA; Nags Head, NC; Plattsburgh, NY; Raleigh, NC; Rensselaer, NY; Ruston, LA; Seekonk, MA; South Plainfield, NJ; Virginia Beach, VA; and Whitestown, IN. The Company ended the first quarter of fiscal 2019 with 1,196 stores and square footage of 12,573,741, representing an 8.0% increase in square footage compared to the first quarter of fiscal 2018.

Outlook

For fiscal 2019, the Company plans to:

•	open approximately 80 new stores, execute approximately 20 remodel or relocation projects and complete approximately 270 store refreshes;
•	increase total sales in the low double digits percentage range;
•	achieve comparable sales growth of approximately 6% to 7%, including e-commerce growth of 20% to 30%;
•	leverage operating profit margin rate 10 to 20 basis points;
•

deliver diluted earnings per share in the range of $12.83 to $13.03, including the impact of approximately $700 million in share repurchases and assuming a 24% effective tax rate.  This guidance represents the Company’s previous outlook for the year of $12.65 to $12.85, inclusive of the $0.18 income tax benefit in the first quarter.  The Company continues to expect that diluted earnings per share growth will be slightly weighted to the second half of the year, excluding the impact of the income tax benefit from the first quarter;

•	incur capital expenditures of $380 million to $400 million in fiscal 2019, compared to fiscal 2018 capital expenditures of $319 million; and
•	incur depreciation and amortization expense of $315 million.

To more closely align with industry practices, beginning in 2019, the Company no longer provides a quarterly outlook. The Company will continue to provide an annual outlook, which it will update on a quarterly basis, as appropriate.

Conference Call Information

A conference call to discuss first quarter of fiscal 2019 results is scheduled for today, May 30, 2019, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on June 13, 2019 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13690528.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of May 4, 2019,  Ulta Beauty operates 1,196 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the ability to execute our Efficiencies for Growth cost optimization program; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility of material disruptions to our information systems; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; our ability to attract and retain key executive personnel; natural disasters that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 2, 2019, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	May 4,		May 5,
	2019		2018
	(Unaudited)		(Unaudited)
Net sales	$1,743,029	100.0%	$1,543,667	100.0%
Cost of sales	1,098,182	63.0%	982,954	63.7%
Gross profit	644,847	37.0%	560,713	36.3%

Selling, general and administrative expenses	403,133	23.1%	345,624	22.4%
Pre-opening expenses	4,174	0.2%	5,247	0.3%
Operating income	237,540	13.6%	209,842	13.6%
Interest income, net	(2,046)	0.1%	(1,325)	0.1%
Income before income taxes	239,586	13.7%	211,167	13.7%
Income tax expense	47,365	2.7%	46,771	3.0%
Net income	$192,221	11.0%	$164,396	10.6%

Net income per common share:
Basic	$3.28		$2.71
Diluted	$3.26		$2.70

Weighted average common shares outstanding:
Basic	58,631		60,610
Diluted	58,993		60,909

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 4,	February 2,	May 5,
	2019	2019	2018
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$326,831	$409,251	$231,886
Short-term investments	195,000	—	237,193
Receivables, net	110,046	136,168	100,274
Merchandise inventories, net	1,250,037	1,214,329	1,136,816
Prepaid expenses and other current assets	137,173	138,116	96,530
Prepaid income taxes	245	16,997	—
Total current assets	2,019,332	1,914,861	1,802,699

Property and equipment, net	1,205,919	1,226,029	1,190,969
Operating lease assets	1,479,132	—	—
Goodwill	10,870	10,870	—
Other intangible assets, net	4,085	4,317	—
Deferred compensation plan assets	23,910	20,511	18,494
Other long-term assets	23,105	14,584	10,087
Total assets	$4,766,353	$3,191,172	$3,022,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$407,345	$404,016	$372,664
Accrued liabilities	227,156	220,666	179,659
Deferred revenue	182,993	199,054	140,764
Current operating lease liabilities	211,432	—	—
Accrued income taxes	16,679	—	52,005
Total current liabilities	1,045,605	823,736	745,092

Non-current operating lease liabilities	1,654,401	—	—
Deferred rent	—	434,980	414,219
Deferred income taxes	90,384	83,864	50,561
Other long-term liabilities	34,395	28,374	28,944
Total liabilities	2,824,785	1,370,954	1,238,816

Commitments and contingencies

Total stockholders’ equity	1,941,568	1,820,218	1,783,433
Total liabilities and stockholders’ equity	$4,766,353	$3,191,172	$3,022,249

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 4,	May 5,
	2019	2018
	(Unaudited)	(Unaudited)
Operating activities
Net income	$192,221	$164,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,810	68,789
Non-cash lease expense	75,231	—
Deferred income taxes	6,520	1,473
Stock-based compensation expense	6,030	6,170
Loss on disposal of property and equipment	1,365	798
Change in operating assets and liabilities:
Receivables	8,654	(555)
Merchandise inventories	(35,708)	(40,392)
Prepaid expenses and other current assets	(24,317)	2,136
Income taxes	33,431	39,393
Accounts payable	3,329	46,906
Accrued liabilities	9,971	48,182
Deferred revenue	(16,061)	(66,992)
Operating lease liabilities	(67,635)	—
Deferred rent	—	6,303
Other assets and liabilities	6,837	656
Net cash provided by operating activities	271,678	277,263

Investing activities
Purchases of short-term investments	(195,000)	(237,193)
Proceeds from short-term investments	—	120,000
Purchases of property and equipment	(71,836)	(74,259)
Purchases of equity investments	(12,736)	—
Net cash used in investing activities	(279,572)	(191,452)

Financing activities
Repurchase of common shares	(107,399)	(133,051)
Stock options exercised	42,056	6,512
Purchase of treasury shares	(9,183)	(4,831)
Net cash used in financing activities	(74,526)	(131,370)

Net decrease in cash and cash equivalents	(82,420)	(45,559)
Cash and cash equivalents at beginning of period	409,251	277,445
Cash and cash equivalents at end of period	$326,831	$231,886

Exhibit 4

2019 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2019	quarter	quarter	quarter	end of the quarter
1st Quarter	1,174	22	0	1,196

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2019	the quarter	quarter	during the quarter	quarter
1st Quarter	12,337,145	236,596	0	12,573,741